RAND CAPITAL CORPORATION

RESOLUTIONS OF THE BOARD OF DIRECTORS

CONCERNING ADOPTION OF AMENDED AND RESTATED

 PROFIT SHARING PLAN

WHEREAS, Rand Capital Corporation (“Rand”) maintains a wholly owned subsidiary, Rand Capital SBIC, L.P. (“Old Rand SBIC”), as a small business investment company that is licensed by the U.S. Small Business Association (the “SBA”) under the Small Business Investment Act of 1958, as amended (the “SBIC Act”) ; and

WHEREAS, Rand desires to restructure Old Rand SBIC as corporation by merging it into a newly formed corporate subsidiary of Rand, Rand Merger Corporation (“New Rand SBIC”); and

WHEREAS, Rand maintains a Profit Sharing Plan (the “Profit Sharing Plan”) to provide incentive compensation for its officers for their actions in managing Old Rand SBIC; and

WHEREAS, in order to meet the requirements for incentive compensation of principals as determined by the SBA in connection with the licensing of New Rand SBIC as a small business investment company, Rand must amend the Profit Sharing Plan so that it will compensate its officers for managing New Rand SBIC in the same manner that it has heretofore compensated its officers for managing Old Rand SBIC; and

WHEREAS, Rand is regulated under the Investment Company Act of 1940, as amended (the “1940 Act”) as a business development company within the meaning of Section 2(a)(48) of the 1940 Act; and

WHEREAS, Rand must adopt and approve any amendment to the Profit Sharing Plan in order to meet the requirements of Section 57(n) of the 1940 Act;

NOW, THEREFORE, BE IT

RESOLVED, that the following amendment and restatement of the Profit Sharing Plan (as amended and restated, the “Plan”) is hereby adopted and approved for Rand, with the amendment and restatement to go into effect on the effective date of the merger of Old Rand SBIC into New Rand SBIC:

1.    As an incentive to the two persons who serve as officers of New Rand SBIC during the term of the Plan (the “Participants”), Rand shall accrue for each Participant for each fiscal year of New Rand SBIC in which the Participant serves during the term of the Plan, an amount ( the “Accrual Amount”) equal to that Participant’s Designated Percentage (as hereinafter defined) of the net realized capital gains of New Rand SBIC, computed net of all realized capital losses and unrealized depreciation of New Rand SBIC, for that fiscal year of New Rand SBIC.

2.    Any amounts accrued for the Participants under the Profit Sharing Plan prior to the merger of Old Rand SBIC with New Rand SBIC shall be maintained and continued for the benefit of the Participants under the Plan in the same manner that they were previously maintained for the benefit of the Participants under the Profit Sharing Plan.

3.

The term of the Plan shall commence on the date the License Application for New Rand SBIC to be a small business investment company is accepted by the SBA (the “Commencement Date”), and it shall continue until the later of (a) the end of the tenth fiscal year of New Rand SBIC following the year in which it is commenced, or (b) the date of dissolution of New Rand SBIC.

4.

The Participants and their Designated Percentages shall be as follows:

Allen F. Grum -- 6%

Daniel P. Penberthy -- 6%

5.

In recognition of the fact that the Participants have become fully vested under the terms of the Profit Sharing Plan, the Participants will be fully vested under the Plan;

6.

The Accrual Amounts for each fiscal year shall be as computed by Rand and approved or certified by Rand’s auditors based on the amounts used in Rand’s audited financial statements, and a copy of the computations shall be delivered to Rand’s Board of Directors and to each Participant, and a copy shall be maintained in Rand’s corporate records.  The determination of the Accrual Amounts and the delivery of the computations shall be made as soon as practicable after the end of each fiscal year, but in any event not later than 90 days after the end of each fiscal year.

7.

Rand’s Board of Directors shall review the computations of the Accrual Amounts and, unless they shall raise a specific objection to the computations presented, they shall direct that the vested portion of any Accrual Amounts then held for each Participant shall be paid to the Participants.  The Board of Directors shall, as soon as practicable, but in any event within 90 days after the receipt of the computation of Accrued Amounts each year, either cause all vested and Accrued Amounts to be paid to the Participants or deliver a written statement of its specific objections to the computations to the Participants.

8.

If the service of a Participant as an officer of New Rand SBIC is terminated during the period of the Plan, a pro rated portion of the Accrual Amount for that fiscal year, based on the portion of the fiscal year during which the Participant served, shall be allocated for the terminated Participant, except that if the Participant is terminated for cause as determined by the Board of Directors of Rand, no Accrual Amount shall be allocated for the Participant on account of the fiscal year in which the Participant is terminated.

9.

Accrual Amounts will be held by Rand without interest or deduction.

10.

The adoption and approval of the Plan, the resolution of any disputes under the Plan, and any amendment to the Plan shall be made by a the affirmative vote of a “required majority” of the directors of Rand, which shall mean both a majority of the directors of Rand who have no financial interest under the Plan and a majority of the directors of Rand who are not “interested persons” of Rand within the meaning of Section 2(a)(19) under the 1940 Act.

11.

Any provision of the Plan to the contrary notwithstanding, the aggregate amount of benefits which may be paid or accrued under the Plan during any fiscal year of Rand shall not exceed 20% of Rand’s net income after taxes for that fiscal year, or otherwise exceed the limits of Section 57(n)(1) or any successor provision of the 1940 Act respecting limitations on the amount of benefits paid by business development companies under profit sharing plans.  During the term of the Plan, unless Rand first obtains an appropriate exemption from the Securities and Exchange Commission Rand shall not have outstanding any stock option, warrant or right issued as part of an executive compensation plan, including a plan pursuant to Section 61(a)(3)(B) of the 1940 Act, or have an investment adviser registered or required to be registered under the 1940 Act, or otherwise fail to comply with the limits of Section 57(n)(2) of the 1940 Act or any successor provision of the 1940 Act respecting limitations on the kinds of benefits that may be paid by business development companies.

AND BE IT FURTHER;

RESOLVED, that in approving these resolutions, a “required majority” of Rand’s Board of Directors (that is, both a majority of directors who have no financial interest in the Plan and a majority of directors who are not “interested persons” of Rand) has specifically determined that the Plan is reasonable and fair to the shareholders of Rand, does not involve overreaching of Rand or its shareholders on the part of any person concerned, and is consistent with the interests of the shareholders of Rand.